FORM 4

 [  ]   Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |_____________________|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   JANUARY 31, 2005  |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(h) of the Investment
            Company Act of 1940

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1.  Name and Address of Reporting Person*

       Scharf                      Michael                       J.
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       (Last)                      (First)                    (Middle)

                              667 Madison Avenue
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                                  (Street)

      New York                   New York                       10021
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol
    Niagara Corporation; Niag
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Day/Year
    11/18/02
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5.  If Amendment, Date of Original (Month/Day/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [X ] Director
    [X ] 10% Owner
    [X ] Officer (give title below)
    [  ] Other (specify title below)

    Chairman of the Board, President & Chief Executive Officer

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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    [ X] Form filed by One Reporting Person
    [  ] Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)
    (a)  Common Stock
    (b)  Common Stock
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2.  Transaction Date (Month/Day/Year)
    (a)  11/18/02
    (b)  11/18/02
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2A. Deemed Execution Date, if any (Month/Day/Year)

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3.  Transaction Code (Instr. 8)
    (a)  P
    (b)  P
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    Price:
        Amount                Price
        ------                -----
        1,000      (A)        $1.51
        2,000      (A)        $1.52

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5.  Amount of Securities Beneficially Owned Following Reported
    Transaction(s)
    (Instr. 3 and 4)
       (a)  $2,069,800
       (b)  $  205,000
       (c)  $  194,500
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
       (a)  Direct
       (b)  Indirect
       (c)  Indirect
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (a)  See Note 1
    (b)  See Note 2
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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)

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2.  Conversion or Exercise Price of Derivative Security

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3.  Transaction Date (Month/Day/Year)

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3A. Deemed Execution Date, if any (Month/Day/Year)

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4.  Transaction Code (Instr. 8)

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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

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6.  Date Exercisable and Expiration Date (Month/Day/Year)

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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

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8.  Price of Derivative Security (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned Following Reported
    Transaction(s)
    (Instr. 4)

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10. Ownership Form of Derivative Securities Beneficially Owned at End
    Of Month
    (Instr. 4)

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:

(1) Owned by the Michael J. Scharf 1987 Grantor Income Trust, of which Mr. Scharf is Trustee.

(2)  Owned by the Scharf Family 1989 Trust, of which Mr. Scharf is Trustee.



      /s/ Michael J. Scharf                            11/19/02
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   **  SIGNATURE OF REPORTING PERSON                     DATE

_____________________
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

    * If the Form is filed by more than one reporting person, see, Instruction 4(b)(v).

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.